                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                           dated as of AUGUST 8, 2002


                                     BETWEEN

                             Banknorth Group, Inc.,


                                       and

                              WARREN BANCORP, INC.

                                TABLE OF CONTENTS

                                    RECITALS

                                    ARTICLE I

                               CERTAIN DEFINITIONS

                                                                                               Page No.
1.01.     Certain Definitions..................................................................   1

                                   ARTICLE II

                                   THE MERGER

2.01.     The Merger...........................................................................   8
2.02.     Effective Date and Effective Time; Closing...........................................   9

                                   ARTICLE III

                 CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.01.     Conversion of Shares.................................................................  10
3.02.     Election Procedures..................................................................  10
3.03.     Exchange Procedures..................................................................  13
3.04.     Rights as Shareholders; Stock Transfers..............................................  15
3.05.     No Fractional Shares.................................................................  15
3.06.     Dissenting Shares....................................................................  15
3.07.     Anti-Dilution Provisions.............................................................  16
3.08.     Withholding Rights...................................................................  16
3.09.     Company Options......................................................................  16


                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

4.01.     Forbearances of the Company..........................................................  17
4.02.     Forbearances of Parent...............................................................  20

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01.     Disclosure Schedules.................................................................  20
5.02.     Standard.............................................................................  21
5.03.     Representations and Warranties of the Company........................................  21
5.04.     Representations and Warranties of Parent.............................................  33

                                   ARTICLE VI

                                    COVENANTS



                                                                                                  Page No.
6.01.     Reasonable Best Efforts..............................................................      38
6.02.     Shareholder Approval.................................................................      38
6.03.     Registration Statement...............................................................      38
6.04.     Regulatory Filings...................................................................      39
6.05.     Press Releases.......................................................................      40
6.06.     Access; Information..................................................................      40
6.07.     Affiliates...........................................................................      41
6.08.     Acquisition Proposals................................................................      41
6.09.     Certain Policies.....................................................................      42
6.10.     Nasdaq Listing.......................................................................      42
6.11.     Indemnification......................................................................      42
6.12.     Benefit Plans........................................................................      44
6.13.     Bank Merger..........................................................................      45
6.14.     Coordination of Dividends............................................................      45
6.15.     Advisory Board.......................................................................      46
6.16.     Notification of Certain Matters......................................................      46

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01.     Conditions to Each Party's Obligation to Effect the Merger...........................      46
7.02.     Conditions to Obligation of the Company..............................................      47
7.03.     Conditions to Obligation of Parent...................................................      47

                                  ARTICLE VIII

                                   TERMINATION

8.01.     Termination..........................................................................      48
8.02.     Effect of Termination and Abandonment................................................      49

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01.     Survival.............................................................................      51
9.02.     Waiver; Amendment....................................................................      51
9.03.     Counterparts.........................................................................      51
9.04.     Governing Law........................................................................      51
9.05.     Expenses.............................................................................      51
9.06.     Notices..............................................................................      51
9.07.     Entire Understanding; No Third Party Beneficiaries...................................      52

9.08.     Severability.........................................................................      53
9.09.     Enforcement of the Agreement.........................................................      53
9.10.     Interpretation.......................................................................      53
9.11.     Assignment...........................................................................      53
9.12.     Alternative Structure................................................................      53

ANNEX A    Form of Shareholder Agreement
ANNEX B    Form of Amendment to Company Rights Agreement

      AGREEMENT AND PLAN OF MERGER, dated as of August 8, 2002 (this "Agreement"), between Banknorth Group, Inc. ("Parent") and Warren Bancorp, Inc. (the "Company").

                                    RECITALS

      A. The Company. The Company is a Massachusetts corporation, having its principal place of business in Peabody, Massachusetts.

      B. Parent. Parent is a Maine corporation, having its principal place of business in Portland, Maine.

      C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      D. Board Action. The respective Boards of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

      E. Shareholder Agreements. As a material inducement to Parent to enter into this Agreement, and simultaneously with, the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of Company Common Stock (as defined herein) in favor of this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

            "Acquisition Proposal" has the meaning set forth in Section 6.08.

            "Aggregate Cash Consideration" has the meaning set forth in Section 3.01(c)(2)(i).

            "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

            "Articles of Merger" has the meaning set forth in Section 2.02.(a)

            "Average Share Price" has the meaning set forth in Section 3.01(c)(2)(ii).

            "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

            "Bank Merger Agreement" has the meaning set forth in Section 6.13.

            "Bank Merger" has the meaning set forth in Section 6.13.

            "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

            "Benefit Plans" has the meaning set forth in Section 5.03(m).

            "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Maine or the Commonwealth of Massachusetts are authorized or obligated to close.

            "Cash Election Shares" has the meaning set forth in Section 3.02(a).

            "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

            "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

            "Code" has the meaning set forth in the recitals to this Agreement.

            "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

            "Company" has the meaning set forth in the preamble to this Agreement.

            "Company Affiliates" has the meaning set forth in Section 6.07.

            "Company Articles" means the Articles of Organization of the Company, as amended.

            "Company Bank" means Warren Five Cents Savings Bank, a Massachusetts savings bank.

            "Company Board" means the Board of Directors of the Company, as amended.

            "Company Bylaws" means the Bylaws of the Company, as amended.

            "Company Common Stock" means the common stock, $0.10 par value per share, of the Company and, unless the context otherwise requires, related Company Rights.

            "Company 401(k) Plan" means the Warren Five Cent Savings Bank 401(k) Savings Plan.

            "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

            "Company Loan Property" has the meaning set forth in Section 5.03(o)(i).

            "Company Meeting" has the meaning set forth in Section 6.02.

            "Company Preferred Stock" means the preferred stock, $0.10 par value per share, of the Company.

            "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

            "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

            "Company Regulatory Authorities" has the meaning set forth in
      Section 5.03(i).

            "Company Rights" means the rights attached to shares of Company Common Stock pursuant to the Company Rights Agreement.

            "Company Rights Agreement" means the Shareholder Rights Agreement between the Company and Registrar and Transfer Company, as Rights Agent, dated as of April 21, 1999.

            "Company Stock Option Plans" means (i) the Company 1986 Incentive and Nonqualified Stock Option Plan, as amended, (ii) the Company 1991 Incentive and Nonqualified Stock Option Plan, as amended, (iii) the Company 1995 Incentive and Nonqualified Stock Option Plan, (iv) the Company 1998 Incentive and Nonqualified Stock Option Plan and (v) the Company 2002 Stock Option and Incentive Plan.

            "Depositors Insurance Fund" means the Depositors Insurance of the Commonwealth of Massachusetts.

            "Derivatives Contract" has the meaning set forth in Section 5.03(q).

            "Disclosure Schedule" has the meaning set forth in Section 5.01.

            "Dissenting Shares" has the meaning set forth in Section 3.06.

            "Effective Date" has the meaning set forth in Section 2.02(a).

            "Effective Time" has the meaning set forth in Section 2.02(a).

            "Election Deadline" has the meaning set forth in Section 3.02(b).

            "Employees" has the meaning set forth in Section 5.03(m).

            "Environmental Laws" has the meaning set forth in Section 5.03(o).

            "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

            "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

            "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Agent" has the meaning set forth in Section 3.02(a).

            "Exchange Ratio" has the meaning set forth in Section 3.01(c)(1)(i), subject to adjustment pursuant to Sections 3.02(f) and 3.07.

            "Fair Housing Act" means the Fair Housing Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Reserve Act" means the Federal Reserve Act, as amended.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

            "GAAP" means accounting principles generally accepted in the United States of America.

            "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

            "Hazardous Substance" has the meaning set forth in Section 5.03(o).

            "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

            "Insurance Amount" has the meaning set forth in Section 6.11(c).

            "Insurance Policies" has the meaning set forth in Section 5.03(w).

            "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

            "Loans" has the meaning set forth in Section 4.01(r).

            "Maine Superintendent" means the Superintendent of the Bureau of Banking of the State of Maine.

            "Massachusetts Bank Commissioner" means the Commissioner of Banks of The Commonwealth of Massachusetts.

            "Massachusetts Board" means the Massachusetts Board of Bank Incorporation.

            "Material Adverse Effect" means, with respect to Parent or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

            "Material Contracts" has the meaning set forth in Section
      5.03(k)(i).

            "MBCA" means the Maine Business Corporation Act, as amended.

            "MBCL" means the Massachusetts Business Corporation Law, as amended.

            "Merger" has the meaning set forth in Section 2.01(a).

            "Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of Company Common Stock shall be converted pursuant to the provisions of Article III.

            "MHPF" means the Massachusetts Housing Partnership Fund.

            "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market or such national securities exchange on which the Parent Common Stock may be listed.

            "National Bank Act" means the National Bank Act, as amended.

            "National Labor Relations Act" means the National Labor Relations Act, as amended.

            "No-Election Shares" has the meaning set forth in Section 3.02(a).

            "OCC" means the Office of the Comptroller of the Currency.

            "OREO" means other real estate owned.

            "Parent" has the meaning set forth in the preamble to this Agreement.

            "Parent Articles" means the Amended and Restated Articles of Incorporation of Parent, as amended.

            "Parent Benefits Plans" has the meaning set forth in Section
      6.12(a).

            "Parent Board" means the Board of Directors of Parent.

            "Parent Bylaws" means the Bylaws of Parent, as amended.

            "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent and, unless the context otherwise requires, related Parent Rights.

            "Parent Bank" means Banknorth, National Association and any successor thereto.

            "Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Parent.

            "Parent Rights" means the rights attached to shares of Parent Common Stock pursuant to the Parent Rights Agreement.

            "Parent Rights Agreement" means the Stockholder Rights Agreement, dated as of September 12, 1989 and amended and restated as of July 27, 1999 and as of July 25, 2000, between Parent and American Stock Transfer & Trust Company, as Rights Agent.

            "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

            "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

            "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

            "Per Share Cash Consideration" has the meaning set forth in Section 3.01(c)(1)(ii).

            "Per Share Stock Consideration" has the meaning set forth in Section 3.01(c)(1)(i).

            "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

            "Proxy Statement" has the meaning set forth in Section 6.03(a).

            "Reallocated Cash Shares" has the meaning set forth in Section 3.02(d)(i)(3).

            "Reallocated Stock Shares" has the meaning set forth in Section 3.02(d)(ii)(2).

            "Registration Statement" has the meaning set forth in Section
      6.03(a).

            "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" has the meaning set forth in Sections 5.03(g) and 5.04(g) in the case of the Company and Parent, respectively.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

            "Shareholders" means each director of the Company.

            "Stock Election Shares" has the meaning set forth in Section
      3.02(a).

            "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

            "Superior Proposal" has the meaning set forth in Section 6.08.

            "Surviving Corporation" has the meaning set forth in Section
      2.01(a).

            "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

            "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

            "Termination Fee" has the meaning set forth in Section 8.02(b).

            "Transactions" means the Merger and the Bank Merger and any other transaction contemplated by this Agreement.

            "Treasury Stock" means shares of Company Stock held by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

      2.01  The Merger.

      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with the applicable provisions of the MBCA and the MBCL (the "Merger"), the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the MBCA (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

      (b) Name. The name of the Surviving Corporation shall be "Banknorth Group, Inc."

      (c) Articles and Bylaws. The articles of incorporation and bylaws of Parent immediately after the Merger shall be the Parent Articles and the Parent Bylaws as in effect immediately prior to the Merger.

      (d) Directors and Officers of the Surviving Corporation. The directors and officers of Parent immediately after the Merger shall be the directors and officers of Parent immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

      (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Parent Articles immediately prior to the Merger.

      (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 905 of the MBCA and Chapter 156B, Section 80 of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

      2.02  Effective Date and Effective Time; Closing.

      (a) Subject to the satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

      (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

                                   ARTICLE III

                 CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

      3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Company Common
Stock:

      (a) Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

      (b) Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      (c) (1) Subject to Sections 3.02, 3.05, 3.06 and 3.07, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

            (i) the number of shares of Parent Common Stock which is equal to the quotient (the "Exchange Ratio") determined by dividing (x) $15.75 by
      (y) the Average Share Price of the Parent Common Stock (the "Per Share Stock Consideration"), or

            (ii) a cash amount equal to $15.75 per share of Company Common Stock (the "Per Share Cash Consideration").

            (2) For purposes of this Agreement:

            (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of Company Common Stock (other than Treasury Stock) outstanding immediately prior to the Effective Time times .5 times $15.75; and

            (ii) the "Average Share Price" of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the Business Day preceding the Effective Time.

      3.02. Election Procedures.

      (a) Parent shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02. Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than five (5) Business Days after the Effective Date, mail or make available to each holder of record of a Certificate or Certificates (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as Parent and the Company shall mutually agree (the "Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Parent Common Stock with respect to all of such holder's Company Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's Company Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Company Common Stock (the "No-Election Shares"). Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

      (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

      (c) Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of paragraph
(c) of Section 3.03. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (d) Within ten (10) Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

                        (1) all Cash Election Shares (subject to Section 3.06
                  with respect to Dissenting Shares) shall be converted into the right to receive cash,

                        (2) No-Election Shares shall then be deemed to be Cash
                  Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

                        (3) If all of the No-Election Shares are treated as Cash
                  Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

                        (4) the Stock Election Shares which are not Reallocated
                  Cash Shares shall be converted into the right to receive Parent Common Stock.

            (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                        (1) all Stock Election Shares and all No-Election Shares
                  shall be converted into the right to receive Parent Common Stock,

                        (2) the Exchange Agent shall convert on a pro rata basis
                  as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

                        (3) the Cash Election Shares (subject to Section 3.06
                  with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

                  (iii) If the number of Cash Election Shares times the Per
            Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

         (e) In the event that the Exchange Agent is required pursuant to
Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

         (f) If at the time of the Closing, the aggregate value of the shares of Parent Common Stock to be exchanged for shares of Company Common Stock is less than fifty percent (50%) of the aggregate value of the Merger Consideration, then Parent shall direct the Exchange Agent to convert a minimum number of No-Election Shares, and to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of Parent Common Stock exchanged for shares of Company Common Stock (other than cash in lieu of fractional shares) constitutes fifty percent (50%) of the aggregate value of the Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of Parent Common Stock will be the value as of the time of the Closing as determined for federal income tax purposes.

         3.03. Exchange Procedures.

         (a) At the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Parent Bank to deliver, to the Exchange Agent the Aggregate Cash Consideration payable, pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

         (b) After completion of the allocation referred to in paragraph (d) of
Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Company

Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such person, without interest.

         (c) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(a) that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any shareholders of Company who have not theretofore complied with Section 3.03(b) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (e) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in
Section 6.07.

         3.04. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

         3.05. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Parent Common Stock on Nasdaq on the Business Day preceding the Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         3.06. Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the MBCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCL. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Company Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         3.07. Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

         3.08. Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

         3.09.    Company Options.

         (a) At the Effective Time, each Company Option which is then outstanding, whether or not exercisable, shall become fully vested and exercisable, and shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each Company Option, in accordance with the terms of the applicable Company Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Human Resources Committee of its Board of Directors shall be substituted for the Company (or the Company Bank) and the committee of the Board of Directors of the Company or the Company Bank (including, if applicable, the entire Board of Directors of the Company) administering such Company Stock Option Plan, (ii) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Company Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and the Company agree to take all necessary steps to effect the foregoing provisions of this Section 3.09(a).

         (b) Within five Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section
3.09 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01. Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, the Company will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relations exist.

         (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of the Company's Disclosure Schedule and outstanding on the date hereof,
(i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

         (c) Dividends; Etc. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than (A) subject to Section 6.14 hereof, regular quarterly cash dividends at a rate not in excess of $0.12 per share on the Company Common Stock and (B) dividends from wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 4%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of the Company's Disclosure Schedule, (iv) for grants of awards to newly-hired employees consistent with past practice and (v) discretionary bonuses in the ordinary course of business and consistent with past practice to employees of the Company or the Company Bank for services rendered during the period January 1, 2002 to the Effective Time, which bonuses may be increased in the discretion of management of the Company by an aggregate of $150,000 from the aggregate amount which otherwise would be payable to such employees in the ordinary course of business consistent with past practice, and which bonuses shall be (x) paid immediately prior to the Effective Time, (y) prorated to the extent appropriate and (z) reduced in the case of any individual recipient to the extent necessary to ensure that payment of the bonus, either alone or in combination with the payment of other amounts payable to the recipient in the event his or her employment is terminated following the Merger, would not be nondeductible by the Company or the Company Bank (or their successors) under Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code, in each case as reasonably determined by Parent prior to the payment of any bonuses by the Company or Company Bank. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing Date, the Company and its Subsidiaries shall be permitted to make cash contributions to the Company 401(k) Plan for the 2002 calendar year as long as the total amount of such cash contributions do not exceed the amount derived by application of the calendar 2001 formula based on calendar 2002 compensation levels.

         (e) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

         (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of the Company's Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

         (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

         (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $250,000 in the aggregate.

         (j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

         (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

         (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

         (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

         (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

         (o) Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

         (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

         (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or

Equity Investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

         (r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice.

         (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

         (t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

         (u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

         4.02. Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

         (a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

         (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01. Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

         5.02. Standard. No representation or warranty of the Company or Parent contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         5.03. Representations and Warranties of the Company. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to Parent:

         (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

         (b) Company Capital Stock. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which 7,446,311 shares are outstanding as of the date hereof, and 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 648,103 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of the Company's Disclosure Schedule sets forth for each Company Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under
Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock (other than the Company Rights) and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

         (c)      Subsidiaries.

                  (i) (A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries,
        (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities and (F) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

                  (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

                  (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

                  (iv) The deposit accounts of the Company Bank are insured by the Bank Insurance Fund and the Depositors Insurance Fund in the manner and to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

         (d) Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to receipt of all necessary approvals of Governmental Authorities and the approval of the Company's shareholders of this Agreement.

         (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Company Common Stock, this Agreement and the Transactions have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (f)      Regulatory Approvals; No Defaults.

                  (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Company Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of The Commonwealth of Massachusetts pursuant to the MBCL, (D) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g)      Financial Reports; Undisclosed Liabilities.

                  (i) The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 with the SEC (collectively, the

         Company's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable securities regulations of the SEC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                  (ii) Since March 31, 2002, neither the Company nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

                  (iii) Since March 31, 2002, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
         5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

                  (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries. Except for regular quarterly cash dividends on the Company Common Stock and a special dividend of $0.21 per share on the Company Common Stock during the second quarter of 2000, since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the stock of the Company or any of its Subsidiaries have been declared, set aside or paid. No shares of the stock of the Company have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since March 31, 2002, and no agreements have been made to do the foregoing.

         (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the

Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

         (i)      Regulatory Matters.

                  (i) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

                  (ii) Neither the Company nor any its Subsidiaries has been advised by, or has any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)      Compliance With Laws. Each of the Company and its
                  Subsidiaries:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

         (k)      Material Contracts; Defaults.

                  (i) Except for documents listed as exhibits to the Company's SEC Documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants,
         (ii) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company's SEC Documents, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by the Company or any of its Subsidiaries (collectively, "Material Contracts"). The Company has Previously Disclosed and made available to Parent true and correct copies of each such document.

                  (ii) Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

         (l) No Brokers. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transactions, excluding a Previously Disclosed fee to be paid to RBC Dain Rausher Inc., a member company of RBC Capital Markets.

         (m) Employee Benefit Plans.


                  (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

                  (ii) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under
         Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
         Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                  (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (v) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

                  (vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) Environmental Matters.

                  (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its

         Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and (viii) the Company has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

                  As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

         (p) Tax Matters.

                  (i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Company Group has waived any statutes of limitation with respect to any Taxes of the Company or any of its Subsidiaries.

                  (ii) The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years for which such returns have been filed.

                  (iii) Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in the Company's SEC Documents filed on or prior to the date hereof.

                  (iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

                  (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company and its Subsidiaries.

                  (vi) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (vii) As of the date hereof, the Company has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of
         Section 368(a) of the Code.

                  (viii) (A) No Tax is required to be withheld pursuant to
         Section 1445 of the Code as a result of the Transactions and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

         (q) Risk Management Instruments. Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that
(i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

         (r) Loans; Nonperforming and Classified Assets.

                  (i) Each Loan on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

                  (ii) The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (A) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the FDIC or the Massachusetts Bank Commissioner would agree with the loan classifications established by the Company); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

         (s) Properties. All real and personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 2002 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 2002 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

         (t) Intellectual Property. The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         (u) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

         (v) Books and Records. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

         (w) Insurance. The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (x) Allowance For Loan Losses. The Company's allowance for loan losses is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

         (y) Transactions With Affiliates. All "covered transactions" between a Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

         (z) Required Vote; Antitakeover Provisions; Company Rights Agreement.

                  (i) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the Transactions on behalf of the Company. No other vote of the shareholders of the

         Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the Transactions.

                  (ii) Based on the representation and warranty of Parent contained in Section 5.04(m), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Transactions.

                  (iii) The Company has taken all necessary action so that the entering into of this Agreement and the Bank Merger Agreement and consummation of the Transactions do not and will not result in the grant of any additional rights to any Person under the Company Rights Agreement or enable or require the Company Rights issuable thereunder to be exercised, and to otherwise ensure that none of Parent or any of its affiliates is or becomes an Acquiring Person (as such term is defined in the Company Rights Agreement) by reason of the execution of this Agreement or the Bank Merger Agreement or consummation of the Transactions, and that a Distribution Date (as such term is defined in the Company Rights Agreement) does not occur by reason of the execution of this Agreement or the Bank Merger Agreement or consummation of the Transactions. The Company has adopted an amendment to the Company Rights Agreement in the form of Annex B hereto.

         (aa) Fairness Opinion. The Company Board has received the written opinion of RBC Dain Rausher Inc., a member company of RBC Capital Markets, to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

         (bb) Transactions in Securities. Neither the Company nor any Subsidiary of the Company has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (i) during any period when the Company was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

         (cc) Disclosure. The representations and warranties contained in this
Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         5.04. Representations and Warranties of Parent. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

         (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Maine. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (b) Parent Stock.

                  (i) As of the date hereof, the authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock, of which 148,281,801 shares were outstanding as of July 31, 2002, and 5,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans, (ii) shares of Parent Common Stock and/or Parent Preferred Stock issuable upon the exercise of Parent Rights and (iii) by virtue of this Agreement.

                  (ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

         (c) Subsidiaries.

                  (i) As of the date hereof, the only subsidiary of Parent which constitutes a Significant Subsidiary is the Parent Bank. The Parent Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Parent Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

                  (ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of the Parent Bank, (B) no equity securities of the Parent Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Parent Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

         (d) Corporate Power. Each of Parent and the Parent Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the receipt of all necessary approvals of Governmental Authorities.

         (e) Corporate Authority. This Agreement and the Transactions have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the

Company, this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (f) Regulatory Approvals; No Defaults.

                  (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and the Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions, except for
         (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Maine Superintendent, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Company Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of Maine pursuant to the MBCA and the Secretary of State of The Commonwealth of Massachusetts pursuant to the MBCL and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and the Parent Bank, as applicable, and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or
         (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) Financial Reports and SEC Documents; Material Adverse Effect.

                  (i) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                  (ii) Since March 31, 2002, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

         (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

         (i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transactions.

         (j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         (k) Regulatory Matters.

                  (i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities").

         Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

                  (ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (l) Compliance With Laws. Each of Parent and its Subsidiaries:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

         (m) Ownership of Company Common Stock. None of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

         (n) Financial Ability. On the Effective Date and through the date of payment of the Aggregate Cash Consideration by Parent, Parent or Parent Bank will have all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of Company Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and Parent Bank is, and immediately following completion of the Transactions will be, in compliance with all capital requirements applicable to it.

         (o) Disclosure. The representations and warranties contained in this
Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                    COVENANTS

         6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

         6.02. Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

         6.03. Registration Statement.

         (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

         (b) Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in
(i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

         (c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04. Regulatory Filings.

         (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement (including the consolidation of any Company branches with Parent Bank branches or the closure of any Company branches, in each case as Parent in its sole discretion shall deem necessary; provided, however, that in no event shall such branch closures or consolidations be deemed a condition to Parent's obligation hereunder to consummate the

Merger) and the Bank Merger Agreement; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transactions, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transactions.

         (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

         6.05. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

         6.06. Access; Information.

         (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and the Company Bank and to such other information relating to the Company or the Company Bank as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company and the Company Bank as Parent may reasonably request.

         (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request.

         (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the Transactions.

         6.07. Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

         6.08. Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 10% of the outstanding equity securities of the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither the Company nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or
(D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the Company in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its representatives as soon as the Company becomes aware of the same.

         6.09. Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

         6.10. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

         6.11. Indemnification.

         (a) From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or equivalent documents of any Company Subsidiary, as applicable, or any agreement, arrangement or understanding which has been Previously Disclosed by the Company pursuant to this Section, in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles and Company Bylaws or similar governing documents of the Company Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

         (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

         (c) The Company shall purchase an extended reporting period endorsement (the "D & O Tail Coverage") under the Company's existing directors' and officers' liability insurance (the "D&O Insurance") which covers persons who are currently covered by the Company's D&O Insurance that shall provide such directors and officers with coverage for a period of six years after the Effective Time on terms no less favorable than those in effect on the date hereof and at the Effective Time shall provide evidence of such D & O Tail Coverage to Parent; provided, however, that (i) the Company shall obtain such D & O Tail Coverage through an insurance brokerage subsidiary of Parent if such coverage is reasonably acceptable to the Company, (ii) the Company may substitute for its existing coverage a policy or policies providing substantially comparable coverage and containing terms and conditions no less favorable than those in effect on the date hereof if necessary or advisable to obtain such extension of coverage and (iii) the aggregate cost of obtaining such extension of coverage shall not exceed $150,000.

         (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

         6.12 Benefit Plans.

         (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefits Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of the Company or its Subsidiaries under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefits Plan in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of the Company's Benefits Plans in accordance with their terms at any time.

         (b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or "change-in-control" agreements, plans or policies of the Company which are Previously Disclosed. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

         (c) If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

         (d) For a period of six months following the Effective Time, Parent shall provide all employees of the Company and its Subsidiaries whose employment was terminated other than for cause, disability or retirement at or following the Effective Time, and who so desires, job counseling and outplacement assistance services in accordance with Parent's employment policies and practices, shall assist such employees in locating new employment and shall notify all such employees who want to be so notified of opportunities for positions with Parent or any of its Subsidiaries for which Parent reasonably believes such persons are qualified and shall consider any application for such positions submitted by such persons, provided, however, that any decision to offer employment to any such person shall be made in the sole discretion of Parent.

         (e) All employees of the Company or a Company Subsidiary as of the Effective Time shall become employees of Parent or a Parent Subsidiary as of the Effective Time, and Parent or a Parent Subsidiary will use its reasonable best efforts to give such persons (other than any such person who is party to an employment agreement, a severance agreement or a special termination agreement) at least four weeks prior written notice of any job elimination after the Effective Time for a period of 90 days following the Effective Time. Subject to such four-week notice requirement, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any such person and nothing contained herein shall give any employee of the Company or a Company Subsidiary the right to continue employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Parent employee severance plan with respect to the Transactions, a copy of which the Company acknowledges has been provided to it by Parent.

         6.13. Bank Merger. Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Bank to merge with and into the Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger.

         6.14. Coordination of Dividends. After the date of this Agreement, the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with that of the Parent Common Stock, it being the intention of the parties that the holders of Parent Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

         6.15. Advisory Board. Upon consummation of the Transactions, Parent shall cause Parent Bank to appoint one current director of the Company, selected by Parent in consultation with the Company, to the Massachusetts-based board of advisory directors of Parent Bank, who shall be eligible to receive compensation for services in his or her capacity as such in accordance with the policies of Parent Bank in effect from time to time.

         6.16. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

         (b) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

         (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

         (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

         (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

         (f) Tax Opinion. Each of Parent and the Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P., in form and substance reasonably satisfactory to both the Company and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel. In the event that each of Parent and the Company shall not have received such written opinion from Elias, Matz, Tiernan & Herrick, L.L.P., as provided above, then in such case this condition to closing will be deemed satisfied if each of Parent and the Company shall have received the foregoing written opinion from Goodwin Procter LLP subject to the foregoing requirements as to form and substance.

         7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

         (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (c) Other Actions. Parent shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

         7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (b) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (c) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each director of the Company in connection with the Company's execution and delivery of this Agreement.

         (d) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

         (e) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.


                                  ARTICLE VIII

                                   TERMINATION

         8.01. Termination. This Agreement may be terminated, and the Transactions may be abandoned:

         (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) Breach. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Parent or the Company, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

         (c) Delay. At any time prior to the Effective Time, by Parent or the Company if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Transactions are not consummated by May 31, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

         (d) No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

         (e) No Shareholder Approval. By either Parent or the Company if any approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.

         (f) Failure to Recommend. At any time prior to the Company Meeting, by Parent if (i) the Company shall have breached Section 6.08, (ii) the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent or (iii) the Company shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Company Meeting in accordance with
Section 6.02.

         (g) Superior Proposal. At any time prior to the Company Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by the Company and the Company Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.01(g) only after the fifth Business Day following the Company's provision of written notice to Parent advising Parent that the Company Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, if Parent so elects in its sole discretion, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent and the Company to proceed with the Transactions on such adjusted terms.

         8.02. Effect of Termination and Abandonment.

         (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

         (b) The Company shall pay Parent the sum of $5.0 million (the "Termination Fee") if this Agreement is terminated as follows:

                  (i) if this Agreement is terminated by Parent pursuant to
         Section 8.01(f) or by the Company pursuant to Section 8.01(g), in either of which case payment shall be made to Parent concurrently with the termination of this Agreement; or

                  (ii) if (x) this Agreement is terminated by (A) Parent pursuant to Section 8.01(b) or (B) by either Parent or the Company pursuant to Section 8.01(e) and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the Company Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Company Meeting, in the case of clause (B), or the date of termination, in the case of clause (A), and (y) within 18 months after such termination the Company or a Subsidiary of the Company enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by the Company to Parent only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

         (c) The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

         9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such approval.

         9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maine applicable to contracts made and to be performed entirely within such State.

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between the Company and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to the Company to:

                  Warren Bancorp, Inc.
                  10 Main Street
                  Peabody, Massachusetts 01960
                  Attention:  Stephen G. Kasnet
                              Chairman of the Board
                  Fax: (617) 878-1611

         With a copy to:

                  Goodwin Procter LLP
                  One Exchange Place
                  Boston, Massachusetts  02109
                  Attention:  William P. Mayer, Esq. and
                              James A. Matarese, P.C.
                  Fax:  (617) 523-1231


         If to Parent to:

                  Banknorth Group, Inc.
                  P.O. Box 9540
                  Two Portland Square
                  Portland, Maine 04112-9540
                  Attention: William J. Ryan
                             Chairman, President
                             and Chief Executive Officer
                  Fax:  (207) 761-8587

         With a copy to:

                  Elias, Matz, Tiernan & Herrick L.L.P.
                  12th Floor, The Walker Building
                  734 15th Street, N.W.
                  Washington, D.C. 20005
                  Attention:  Gerard L. Hawkins, Esq.
                  Fax:  (202) 347-2172

         9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transactions, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08. Severability. Except to the extent that application of this
Section 9.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

         9.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written (August 8, 2002).

         9.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.12. Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        BANKNORTH GROUP, INC.



                                        By: /s/ William J. Ryan
                                            ------------------------------------
                                            Name: William J. Ryan
                                            Title: Chairman, President and
                                                     Chief Executive Officer

                                        WARREN BANCORP, INC.



                                        By: /s/ John R. Putney
                                            ------------------------------------
                                            Name: John R. Putney
                                            Title: President and Chief
                                                     Executive Officer

                                        By: /s/ Paul M. Peduto
                                            ------------------------------------
                                            Name: Paul M. Peduto
                                            Title: Treasurer

                                                                         ANNEX A

                              SHAREHOLDER AGREEMENT

         SHAREHOLDER AGREEMENT (the "Agreement"), dated as of August 8, 2002, by and between _________, a shareholder ("Shareholder") of Warren Bancorp, Inc., a Massachusetts corporation (the "Company"), and Banknorth Group, Inc., a Maine corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

         WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Company Common Stock will be converted into shares of Parent Common Stock and/or cash in the manner set forth therein; and

         WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

         WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company, Shareholder shall:

                  (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

                  (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting,
         (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

                  2. No Transfers Prior to the Company Meeting (as defined in the Merger Agreement), Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to the Company Meeting. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

                  3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

                           A. Capacity. Shareholder has all requisite capacity
                  and authority to enter into and perform his, her or its obligations under this Agreement.

                           B. Binding Agreement. This Agreement constitutes the
                  valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           C. Non-Contravention. The execution and delivery of
                  this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

                           D. Ownership of Shares. Shareholder has good title to
                  all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

                  4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

                  5.  Term of Agreement; Termination.

                  A. The term of this Agreement shall commence on the date hereof.

                  B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

                  C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

                  6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                  7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Parent:

                  Banknorth Group, Inc.
                  P.O. Box 9540
                  Two Portland Square
                  Portland, Maine 04112-9540
                  Attention:  William J. Ryan
                  Chairman, President and
                        Chief Executive Officer
                  Fax:  (207) 761-8587

                  With a copy to:

                  Elias, Matz, Tiernan & Herrick, L.L.P.
                  734 15th Street, N.W.
                  Washington, D.C.  20005
                  Attn:  Gerard L. Hawkins, Esq.
                  Fax:  (202) 347-2172

         If to Shareholder:

         ------------------------

         ------------------------

         ------------------------

                  With a copy to:

                  Goodwin Procter LLP
                  Exchange Place
                  Boston, Massachusetts 02109
                  Attention:  William P. Mayer Esq. and
                              James A. Matarese, P.C.
                  Fax: (617) 523-1231

                  8.       Miscellaneous.

                  A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                  B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.

                  C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                  E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Maine, without reference to its conflicts of law principles.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                        BANKNORTH GROUP, INC.


                                        By:
                                           -------------------------------------
                                           Name: William J. Ryan
                                           Title: Chairman, President and Chief
                                                    Executive Officer


                                        [SHAREHOLDER]

                                        ----------------------------------------
                                        (Signature)

                                     ANNEX I
                              SHAREHOLDER AGREEMENT

                             Shares of Company
                               Common Stock
                            Beneficially Owned
                Name of        (exclusive of     Options on Company
              Shareholder    unexercised stock      Common Stock
                                 options)
              -----------    -----------------      ------------

                                                                         ANNEX B


                                    AMENDMENT
                                       TO
                          SHAREHOLDER RIGHTS AGREEMENT


        Amendment, dated as of August 8, 2002 (the "Amendment"), to the Shareholder Rights Agreement, dated as of April 21, 1999 (the "Rights Agreement"), between Warren Bancorp, Inc., a Massachusetts corporation (the "Company"), and Registrar and Transfer Company, as Rights Agent (the "Rights Agent").

                                   WITNESSETH:

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

        WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

        NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        1.     Amendments to Section 1.

         (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

                  (kk) "Merger" shall have the meaning set forth in the Merger Agreement.

                  (ll) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of August 8, 2002, between the Company and Parent, as may be amended from time to time.

                  (mm) "Parent" shall mean Banknorth Group, Inc.

         (b) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

                  "Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, any Subsidiary of Parent or any other Person shall be deemed to be an Acquiring Person by virtue of the Merger Agreement as a result of any of
                  (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement."

         2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of any of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement."

         3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

                  "(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof and (iv) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the "Expiration Date")."

         4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary,
                  (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii)."

         5. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary,
                  (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger and (iii) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13."

        6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

         7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                        WARREN BANCORP, INC.

Attest:

                                        By:
-------------------------------         ----------------------------------------
Name:                                   Name:
Title:                                  Title:



                                        REGISTRAR AND TRANSFER COMPANY

Attest:

                                        By:
-------------------------------         ----------------------------------------
Name:                                   Name:
Title:                                  Title: